EFFECTIVE AUGUST 23RD, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) __ October 11, 2004 (October 7, 2004)___________

VitalStream Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-17020	87-0429944

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jenner, Suite 100, Irvine, California	92618

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code __(949) 743-2000____

(Former name or former address, if changed since last report.)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

                On October 7, 2004, VitalStream Holdings, Inc. and its wholly owned subsidiaries VitalStream, Inc. and VitalStream Broadcasting Corporation (collectively, the "Company") entered into a Loan and Security Agreement ("Agreement") with Comerica Bank ("Bank") pursuant to which the Bank may extend up to an aggregate of $4,000,000 in credit to the Company.

                The Agreement provides for a term line of credit of up to $2,000,000 to finance equipment purchases that is available for purchases made prior to September 30, 2005, with only accrued interest payable monthly until the earlier to occur of full utilization of the facility or September 30, 2005, after which equal monthly payments of outstanding principal and interest will be payable until the maturity date of September 30, 2007. Interest is payable at a rate which is equal to the Bank's published prime rate plus 0.50%, and advances may be made for up to 100% of the hard costs of equipment purchases made within 90 days prior to the date of an advance, with up to 20% of the amount of the facility available for advances on acquisitions of software. The Agreement also provides for a revolving line of credit of up to $2,000,000 for general working capital needs, with interest equal to the Bank's published prime rate payable monthly until the maturity date of September 30, 2005, at which time all accrued and unpaid interest and principal is due and payable. The Company has paid a facilities commitment fee in the amount of $10,000.

                The Company has pledged substantially all of its assets to secure repayment of the credit facilities made available under the Agreement. The Agreement contains various restrictive covenants related to future operations of the Company. Certain key covenants prohibit VitalStream Holdings, Inc., without the prior written consent of the Bank, from: (a) merging or consolidating, or permitting any of its subsidiaries to merge or consolidate, with or into any other business organization, or acquiring, or permitting any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another entity, except that it may merge or consolidate with or acquire all or substantially all of the capital stock or property of another entity or entities where (i) the cash consideration for such transactions does not in the aggregate exceed $4,000,000, (ii) such entity or entities are in the same line of business as VitalStream Holdings, Inc. or any of its subsidiaries; (iii) no event of default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions occur within twelve (12) months of the date of the Agreement, and do not result in a change in control or a material change in management of VitalStream Holdings, Inc. or any of its subsidiaries, and (iv) each Borrower survives such transactions; (b) paying any dividends or making any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that the Company may (i) repurchase the stock of VitalStream Holdings, Inc. 's shareholders pursuant to stock repurchase agreements as long as (x) an event of default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (y) such repurchases do not in the aggregate exceed $2,000,000 in cash; and (ii) repurchase the stock of VitalStream Holdings, Inc. 's shareholders pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such shareholders to the Company regardless of whether an event of default exists; (c) creating any additional indebtedness, except in respect of the acquisition or lease of capital equipment up to an aggregate amount of $500,000 and indebtedness existing as of the date of the Agreement; and (d) making certain investments, with certain exceptions, including investments by VitalStream Holdings, Inc. of less than $500,000 in the aggregate in any fiscal year in any of its subsidiaries and investments of up to $100,000 in the aggregate in any fiscal year in joint ventures or strategic alliances in the ordinary course of the Company's business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support. In addition, the Company must maintain a balance of cash at the Bank of not less than $3,000,000 when aggregate outstanding advances under the credit facilities are less than or equal to $3,000,000, and a balance of not less than $3,500,000 when aggregate outstanding advances under the credit facilities are greater than $3,000,000. The Agreement provides the Bank other rights and remedies that are commonly afforded a secured creditor. If the Company is in default at any time under the Agreement, subject to laws that may restrict the remedies of creditors, the Bank may declare all obligations immediately due and payable and seize control and/or dispose of all pledged assets.

                The summary of the Agreement set forth above is incomplete and, because it is only a summary, omits certain details and nuances set forth in the underlying documents. The summary set forth above is subject to, and superseded by, the terms and conditions of the documents attached as Exhibits to this Current Report.

Item 9.01      Financial Statements and Exhibits.

(c)       Exhibits.

10.1       Loan and Security Agreement dated as of October 7, 2004, among VitalStream Holdings, Inc., VitalStream, Inc., VitalStream Broadcasting Corporation and Comerica Bank.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2004	VitalStream Holdings, Inc.

By:

Philip N. Kaplan